155 5th Street
San Francisco, CA 94103

CONFIDENTIAL INFORMATION

Shane Crehan

Re: Employment Offer Letter

Dear Shane,

It is my pleasure to offer you a position at Eventbrite, Inc. (“Company”), coming on board to assume a primary role in building our business. The details of this offer are as follows:

Position:	Chief Accounting Officer
Reporting To:	Chief Financial Officer

Base Salary: Retention Bonus:	$325,000 USD per annum $25,000 USD
Equity Award Value:	$1,600,000 USD
Start Date:     January 23, 2019

This offer is contingent upon reference checks, background checks, clearance of any conflicts of interest, your execution of the Proprietary Information and Invention Assignment Agreement, and your eligibility to work in the United States. The terms of your new position with the Company are as set forth below:

1.    Position. We are very pleased to offer you the position set forth above under “Position” reporting directly to the position set forth above under “Reporting To.”

2.    Start Date. Subject to fulfillment of the conditions imposed by this letter agreement, you will commence this new position with the Company on the above start date.

3.    Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your start date, or your employment relationship with us may be terminated.

4.    Compensation.

(a) Base Salary. If you accept this offer, you will receive the base salary listed above, which will be payable in semi-monthly installments on our regular paydays, as in effect from time to time, net of all applicable withholding taxes and deductions.

(b) Bonus. You will be eligible to participate in the Company’s Executive Bonus Plan as approved by the Company’s Board of Directors for 2019.

(c) Benefits. As an employee of the Company, you will be eligible for company benefits as in effect from time to time in accordance with our policies for similarly situated employees.

(d) Retention Bonus. Subject to your continued employment with the Company on the three month anniversary of your start date, you will earn the bonus listed above. The bonus will be paid in full, net of all applicable withholding taxes and other deductions, on your first regular payday following the expiration of the three-month retention period. Should your employment terminate prior to the three month anniversary of your start date, for any reason, you will not have earned any portion of the retention bonus.

5.    Restricted Stock Units. In connection with the commencement of your employment, the Company will recommend that its Board of Directors (or a committee thereof) grant you restricted stock units with the equity award value listed above (the “RSUs”), where such value will be converted into a number of RSUs based on the average closing market price of the Company’s Class A common stock over the 30-day period ending on the last day of the month immediately prior to the month of the grant date. The RSUs shall be governed by the terms and conditions of the Company’s 2018 Stock Option and Incentive Plan, as amended (“Plan”) and the Company’s Restricted Stock Unit Agreement (“Agreement”). A copy of the Plan and the form of the Agreement are available for your review. The shares underlying the RSUs issued upon the settlement of the award will be subject to various rights, restrictions and obligations, as provided in the Agreement and Plan.

6.    Proprietary Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s “Proprietary Information and Invention Assignment Agreement,” signed copies of which must be delivered to an officer of the Company prior to or on your start date.

7.    Conflicts of Interest. Your employment pursuant to this offer is contingent upon you having disclosed to the Company any potential conflicts of interest between your past employment and future duties with the Company. By accepting this offer of employment, you are certifying that (i) you are not aware of any impediment to loyal and conscientious employment with the Company, (ii) you have not engaged in any conduct or entered into any agreement that would disqualify you from employment with the Company or in anyway restrict your employment with the Company, and (iii) neither your employment with the Company nor the discharge of your employment duties will violate any agreement that you have executed with a third party.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you in connection with your employment with the Company, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s General Counsel or her designee and the most senior leader of your function. By way of illustration, but not limitation, you may not (i) accept or perform work of a nature that conflicts or competes in any way with the business, products or services of the Company, or causes you or has potential to cause you to be disloyal; (ii) use any Company resources including, but not limited to, computer hardware and software, telephones, facsimile machines, and copiers, for or in connection with any non-Company work; (iii) perform any non-Company work on Company premises; or (iv) perform any non-Company work during normal business hours. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided such efforts are not inconsistent with the above principles.

8.    At-Will Employment. Notwithstanding any other provision of this letter agreement to the contrary, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without cause. No employee or representative of the Company, other than the Chief Executive Officer has the authority to alter the at-will nature of your employment relationship. The Chief Executive Officer can only do so in a written employment agreement that is signed by both the Chief Executive Officer and yourself.

We are delighted to extend you this offer until 5 pm PST on January 15, 2019 and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Invention Assignment Agreement.

This letter, together with the Proprietary Information and Invention Assignment Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

If you have any questions about this offer, please call me. We look forward to a favorable reply and to a rewarding and productive association with you.

Sincerely,

/s/ Julia Hartz
Julia Hartz, CEO

Agreed and Accepted:

/s/ Shane Crehan             1/15/2019
              Date

Enclosures: Proprietary Information and Invention Assignment Agreement; Arbitration Agreement